Exhibit 99.1

Sotera Health Reports Fourth-Quarter and Full-Year 2024 Results;
Provides 2025 Outlook
•2024 net revenues increased 4.9% to $1.10 billion, compared to 2023; or 5.4% on a constant currency basis
•2024 net income of $44 million or $0.16 per diluted share, compared to 2023
•2024 Adjusted EBITDA(1) increased 3.9% to $549 million, compared to 2023; or 4.6% on a constant currency basis
•2024 Adjusted EPS(1) of $0.70, a decrease of $0.02 per diluted share, compared to 2023
•Full-year 2025 outlook of 4.0% - 6.0% net revenues growth and 4.5% - 6.5% Adjusted EBITDA growth, both on a constant currency basis
CLEVELAND, OH, February 27, 2025 – Sotera Health Company (“Sotera Health” or the “Company”) (Nasdaq: SHC), a leading global provider of mission-critical end-to-end sterilization solutions, lab testing and advisory services for the healthcare industry, today announced financial results for the fourth-quarter and full-year 2024 and its initial 2025 outlook.
For the fourth-quarter 2024, net revenues decreased 6.5% to $290 million, compared with $310 million in the same period a year ago, as expected. Net revenues decreased 5.2% on a constant currency basis. Net income attributable to the Company (“net income”) was $12 million, or $0.04 per diluted share, compared with net income attributable to the Company of $39 million, or $0.14 per diluted share for the fourth-quarter 2023. Adjusted EBITDA decreased by 8.3% to $153 million compared to the prior-year quarter. Adjusted EBITDA decreased 6.7% on a constant currency basis. Adjusted earnings per diluted share (“Adjusted EPS”) was $0.21, a decrease of $0.02 per diluted share, compared to the fourth quarter of 2023.
For full-year 2024, net revenues increased 4.9% to $1.10 billion, compared with $1.05 billion for full-year 2023. Net revenues increased 5.4% on a constant currency basis. Net income was $44 million, or $0.16 per diluted share, compared with net income of $51 million, or $0.18 per diluted share, for 2023. Adjusted EBITDA increased 3.9% to $549 million, compared to 2023. Adjusted EBITDA increased 4.6% on a constant currency basis. Adjusted EPS was $0.70 in 2024, a decrease of $0.02 from 2023.
“I am pleased to announce another year of top- and bottom-line growth in 2024. This marks the 19th consecutive year of annual revenue growth for the company,” said Chairman and Chief Executive Officer, Michael B. Petras, Jr. “We accomplished several important milestones during the year, including continued strong customer satisfaction scores of over 80%, a strengthened balance sheet, the expansion of a Sterigenics facility, strong double-digit year-over-year growth in Nelson Labs’ Embedded Labs and Expert Advisory Services segments, and high-single digit growth at Nordion versus 2023.”
Petras continued, “From a governance perspective, Chris Simon, CEO of Haemonetics, joined our board of directors and in January of this year Vince Petrella was appointed lead independent director. These changes further enhance an already strong board governance structure.”
“We look forward to continued growth in 2025 and serving our customers with excellence as we fulfill our mission of Safeguarding Global Health®.”
(1) This is a non-GAAP financial measure used throughout this press release; please refer to the section “Non-GAAP Financial Measures” for explanations of our Non-GAAP financial measures and the schedules provided later in this release for reconciliations of reported GAAP to Non-GAAP financial measures.

Fourth-Quarter and Full-Year 2024 Review by Business Segment
Sterigenics
For fourth-quarter 2024, Sterigenics net revenues were $179 million, an increase of 4.2% compared to the fourth quarter a year ago. Sterigenics revenues grew 5.3% on a constant currency basis. Segment income was $100 million, an increase of 5.1%.
For full-year 2024, Sterigenics net revenues were $698 million, an increase of 4.6% compared to 2023. Sterigenics revenues grew 4.9% on a constant currency basis. Segment income increased 4.4% to $378 million.
Net revenue growth for fourth-quarter 2024 was driven by favorable pricing and changes in volume and mix, partially offset by unfavorable changes in foreign currency exchange rates.
Segment income growth for the quarter was driven by favorable pricing and changes in volume and mix, partially offset by inflation and unfavorable changes in foreign currency rates.
Nordion
For fourth-quarter 2024, Nordion net revenues were $57 million, a decrease of 28.9%, compared to the fourth quarter a year ago, as expected, due to the timing of cobalt harvest schedules. Nordion net revenues declined 26.8% on a constant currency basis. Segment income decreased 33.8% to $35 million.
For full-year 2024, Nordion net revenues were $173 million, an increase of 8.0% compared to 2023. Nordion net revenues increased 10.1% on a constant currency basis. Segment income increased by 4.7% to $101 million.
The timing of Co-60 supply harvest schedules resulted in unfavorable volume and mix, which was the primary driver for net revenue, segment income and segment income margin declines for fourth-quarter 2024, partially offset by favorable pricing. Unfavorable changes in foreign currency exchange rates also contributed to the declines in revenue and segment income.
Nelson Labs
For fourth-quarter 2024, Nelson Labs net revenues were $54 million, a decrease of 7.3% compared to the fourth quarter a year ago. Nelson Labs net revenues declined 7.0% on a constant currency basis. Segment income decreased 3.3% to $18 million.
For full-year 2024, Nelson Labs net revenues were $229 million, an increase of 3.4% compared to 2023. Nelson Labs net revenues increased 3.4% on a constant currency basis. Segment income increased 0.1% to $69 million.
Net revenue decline for the fourth-quarter 2024 was driven by unfavorable volume and mix primarily due to a decline of Expert Advisory Services revenue as well as changes in foreign currency exchange rates, partially offset by favorable pricing.
Segment income decline for the fourth-quarter 2024 was driven by unfavorable volume and mix as well as higher employee compensation costs, partially offset by favorable pricing and labor productivity. Segment income margin improved primarily due to lower Expert Advisory Services revenue, favorable pricing and labor productivity.
Balance Sheet and Liquidity
As of December 31, 2024, Sotera Health had $2.3 billion in total debt, and $277 million in cash and cash equivalents, compared to $2.3 billion in total debt and $296 million in cash and cash equivalents as of December 31, 2023. As of December 31, 2024, the Company had no balance outstanding on its revolving credit facility. The Company’s outstanding material debt balances do not mature until 2031. Sotera Health’s Net Leverage Ratio(1) as of December 31, 2024 was 3.7x, compared to 3.8x at December 31, 2023.
(1) This is a non-GAAP financial measure used throughout this press release; please refer to the section “Non-GAAP Financial Measures” for explanations of our Non-GAAP financial measures and the schedules provided later in this release for reconciliations of reported GAAP to Non-GAAP financial measures.

Full-Year 2025 Outlook
Today, Sotera Health is providing its full-year 2025 outlook:
•Net revenues growth in the range of 4.0% to 6.0%, on a constant currency basis,
•Foreign currency headwind to net revenues of approximately 2.25%,
•Adjusted EBITDA growth in the range of 4.5% to 6.5%, on a constant currency basis,
•Foreign currency headwind to Adjusted EBITDA of approximately 2.50%,
•Interest expense in the range of $155 million to $165 million,
•Tax rate applicable to Adjusted Net Income(1) in the range of 33.0% to 35.0%,
•Adjusted EPS in the range of $0.70 to $0.76,
•A weighted-average fully diluted share count in the range of 286 million to 287 million shares,
•Capital expenditures in the range of $190 million to $210 million,
The Company does not provide a reconciliation for non-GAAP financial measures on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items without unreasonable effort. The Company cannot reconcile its expected Adjusted EBITDA,
Adjusted Net Income Tax Rate, Adjusted Net Income and Adjusted EPS without unreasonable effort because certain items that impact net income, earnings per share and other reconciling metrics are out of the Company’s control and/or cannot be reasonably predicted at this time, including uncertainties caused by changes to the regulatory landscape, restructuring items and certain fair value measurements, all of which are potential adjustments for future earnings.
The outlook provided above contains a number of assumptions, including, among others, the Company’s current expectations regarding supply chain continuity, particularly for the supply of ethylene oxide (“EO”) and Cobalt-60, the impact of inflationary trends including their impact on energy prices and the supply of labor, and the expectation that average exchange rates for January 2025 remain constant for the remainder of 2025. Our outlook is based on current plans and expectations and is subject to several known and unknown risks and uncertainties, including those set forth below under “Cautionary Note Regarding Forward-Looking Statements.”
Earnings Webcast
Sotera Health management will host a conference call and webcast to discuss the Company’s operating highlights and financial results at 9:00 a.m. Eastern Time today. To participate in the live call, please dial 1-844-481-2916 if dialing in from the United States, or 1-412-317-0709 if dialing in from other locations. A live webcast of the conference call and accompanying materials may also be accessed via the Investor Relations section of the Company’s website at Presentation & Events | Sotera Health. A replay of the webcast will be archived on the Company’s website.
Upcoming Investor Events
•Barclay’s 2025 Global Healthcare Conference at 9:30 a.m. Eastern Time, March 11, 2025
•KeyBanc Life Sciences & Medtech Investor Forum at 9:00 a.m. Eastern Time, March 18, 2025
Cautionary Note Regarding Forward-Looking Statements
Unless expressly indicated or the context requires otherwise, the terms “Sotera Health,” “Company,” “we,” “us,” and “our” in this document refer to Sotera Health Company, a Delaware corporation, and, where appropriate, its subsidiaries on a consolidated basis. This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and reflects management’s expectations about future events and the Company’s operating plans and performance and speak only as of the date hereof. Forward-looking statements present our current forecasts and
(1) This is a non-GAAP financial measure used throughout this press release; please refer to the section “Non-GAAP Financial Measures” for explanations of our Non-GAAP financial measures and the schedules provided later in this release for reconciliations of reported GAAP to Non-GAAP financial measures.

estimates of future events. These statements do not strictly relate to historical or current results and can be identified by words such as “anticipate,” “appear,” “assume,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,” “project,” “seek,” “should,” “strategy,” “will” and other terms of similar meaning or import in connection with any discussion of future operating, financial or other performance. These forward-looking statements are subject to risks, uncertainties and other factors and actual results may differ materially from those results projected in the statements. These forward-looking statements are subject to various risks, uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. These risks and uncertainties include, but are not limited to, a disruption in the availability or supply of, or increases in the price of, EO, Cobalt-60 (“Co-60”) or our other direct materials, services and supplies, including as a result of geopolitical instability and/or sanctions against Russia by the United States, Canada, United Kingdom and/or the European Union; fluctuations in foreign currency exchange rates; evolving changes in environmental, health and safety regulations; health and safety risks associated with the use, storage, transportation and disposal of potentially hazardous materials such as EO and Co-60; the impact and outcome of current and future legal proceedings and liability claims, including litigation related to the use, emissions and releases of EO from our facilities in California, Georgia, Illinois and New Mexico and the possibility that other claims will be made in the future relating to these or other facilities; allegations of our failure to properly perform services and potential product liability claims, recalls, penalties and reputational harm; compliance with the extensive regulatory requirements to which we are subject, the related costs, and any failures to receive or maintain, or delays in receiving, required clearances or approvals; adverse changes in industry trends; competition we face; market conditions and changes, including inflationary trends, that impact our long-term supply contracts with variable price clauses and increase our cost of revenues; business continuity hazards, including supply chain disruptions and other risks associated with our operations; the risks of doing business internationally, including global and regional economic and political instability and compliance with various applicable laws and potentially inconsistent laws and regulations in multiple jurisdictions; our ability to increase capacity at existing facilities, build new facilities in a timely and cost-effective manner and renew leases for our leased facilities; our ability to attract and retain qualified employees; severe health events or environmental events; cybersecurity incidents, unauthorized data disclosures, and our dependence on information technology systems; an inability to pursue strategic transactions, find suitable acquisition targets, or integrate strategic acquisitions into our business successfully; our ability to maintain effective internal control over financial reporting; our reliance on intellectual property to maintain our competitive position and the risk of claims from third parties that we have infringed or misappropriated, or are infringing or misappropriating, their intellectual property rights; our ability to comply with rapidly evolving data privacy and security laws and regulations in various jurisdictions and any ineffective compliance efforts with such laws and regulations; our ability to generate profitability in future periods; impairment charges on our goodwill and other intangible assets with indefinite lives, as well as other long-lived assets and intangible assets with definite lives; the effects of unionization efforts and labor regulations in countries in which we operate; adverse changes to our tax positions in U.S. or non-U.S. jurisdictions or the interpretation and application of recent U.S. tax legislation or other changes in U.S. or non-U.S. taxation of our operations; and our significant leverage and how this significant leverage could adversely affect our ability to raise additional capital, limit our ability to react to challenges confronting our Company or broader changes in our industry or the economy, limit our flexibility in operating our business through restrictions contained in our debt agreements and/or prevent us from meeting our obligations under our existing and future agreements governing our indebtedness. For additional discussion of these risks and uncertainties, please refer to the Company’s filings with the Securities and Exchange Commission, such as its Annual Report on Form 10-K and quarterly reports. We do not undertake any obligation to publicly update or revise these forward-looking statements, except as otherwise required by law.

Non-GAAP Financial Measures
To supplement our consolidated financial statements presented in accordance with GAAP, we consider Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Tax Rate, Adjusted Net Income, Adjusted EPS, Segment income margin, Net Debt and Net Leverage Ratio and constant currency, financial measures that are not based on any standardized methodology prescribed by GAAP.
•We define Adjusted Net Income as net income (loss) before amortization and certain other adjustments that we do not consider in our evaluation of our ongoing operating performance from period to period.
•We define Adjusted EBITDA as Adjusted Net Income before interest expense, depreciation (including depreciation of Co-60 used in our operations) and income tax provision applicable to Adjusted Net Income.
•Adjusted EBITDA margin is equal to Adjusted EBITDA divided by net revenues.
•Segment income margin is equal to segment income divided by net segment revenues.
•We define Adjusted EPS as Adjusted Net Income divided by the weighted average number of diluted shares outstanding.
•Our Net Debt is equal to our total debt, plus unamortized debt issuance costs and debt discounts, less cash and cash equivalents.
•Our Net Leverage Ratio is equal to Net Debt divided by Adjusted EBITDA.
Constant currency is a non-GAAP financial measure we use to assess performance excluding the impact of foreign currency exchange rate changes. We calculate constant currency net revenues by translating prior year net revenues in local currency at the average exchange rates applicable for the current period. The translated results are then used to determine year-over-year percentage increases or decreases. We generally refer to such amounts calculated on a constant currency basis as excluding the impact of foreign currency exchange rates. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.
We use these non-GAAP financial measures as the principal measures of our operating performance. Management believes these measures allow management to more effectively evaluate our operating performance and compare the results of our operations from period to period without the impact of certain non-cash items and non-routine items that we do not expect to continue at the same level in the future and other items that are not core to our operations. We believe that these measures are useful to our investors because they provide a more complete understanding of the factors and trends affecting our business than could be obtained without these measures and their disclosure. In addition, we believe these measures will assist investors in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. Our management also uses these measurements in their financial analysis and operational decision-making and Adjusted EBITDA serves as the key metric for the attainment of our primary annual incentive program. These measures may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.
About Sotera Health
Sotera Health Company is a leading global provider of mission-critical end-to-end sterilization solutions and lab testing and advisory services for the healthcare industry. Sotera Health goes to market through three businesses – Sterigenics®, Nordion® and Nelson Labs®. Sotera Health is committed to its mission, Safeguarding Global Health®.

Updates on recent developments in matters relevant to investors can be found on the Investor Relations section of the Sotera Health website at Investor Relations | Sotera Health. For developments related to EO, updates can be found at Ethylene Oxide | Sotera Health.
Contacts:
Jason Peterson
Vice President, Investor Relations & Treasurer
IR@soterahealth.com
Kristin Gibbs
Chief Marketing Officer
kgibbs@soterahealth.com
Source: Sotera Health Company

###

Sotera Health Company
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenues:
Service	$238,795	$237,918	$941,822	$905,598
Product	51,408	72,321	158,619	143,690
Total net revenues	290,203	310,239	1,100,441	1,049,288
Cost of revenues:
Service	108,475	106,921	439,543	418,611
Product	17,363	23,235	58,603	53,519
Total cost of revenues	125,838	130,156	498,146	472,130
Gross profit	164,365	180,083	602,295	577,158
Operating expenses:
Selling, general and administrative expenses	61,837	60,358	242,630	236,667
Amortization of intangible assets	15,382	15,701	62,039	63,799
Total operating expenses	77,219	76,059	304,669	300,466
Operating income	87,146	104,024	297,626	276,692
Interest expense, net	40,960	42,653	164,691	142,878
Loss on refinancing of debt	8	—	24,168	—
Georgia EO litigation settlement	—	—	—	35,000
Foreign exchange loss (gain)	2,436	(227)	199	159
Other income, net	(1,222)	(4,072)	(5,306)	(7,372)
Income before income taxes	44,964	65,670	113,874	106,027
Provision for income taxes	32,641	26,989	69,476	54,651
Net income	$12,323	$38,681	$44,398	$51,376

Earnings per share:
Basic	$0.04	$0.14	$0.16	$0.18
Diluted	0.04	0.14	0.16	0.18
Weighted average number of shares outstanding:
Basic	283,260	281,335	282,784	281,008
Diluted	285,817	283,339	284,906	283,222

Sotera Health Company
Segment Data
(in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Segment revenues:
Sterigenics	$179,428	$172,196	$697,853	$667,130
Nordion	56,791	79,835	173,355	160,459
Nelson Labs	53,984	58,208	229,233	221,699
Total net revenues	$290,203	$310,239	$1,100,441	$1,049,288
Segment income:
Sterigenics	$99,586	$94,753	$378,171	$362,212
Nordion	35,282	53,316	101,220	96,678
Nelson Labs	18,066	18,679	69,183	69,139
Total segment income	152,934	166,748	548,574	528,029
Less adjustments:
Interest expense, net(a)	40,960	42,653	164,691	142,878
Depreciation and amortization(b)	38,986	40,722	161,797	157,925
Share-based compensation(c)	8,173	8,229	36,896	32,364
Loss on refinancing of debt(d)	8	—	24,168	—
Loss (gain) on foreign currency and derivatives not designated as hedging instruments, net(e)	4,147	(3,011)	2,448	(1,552)
Business optimization expenses(f)	4,470	392	7,504	7,662
Professional services and other expenses relating to EO sterilization facilities(g)	10,337	11,362	32,694	45,312
Georgia EO litigation settlement(h)	—	—	—	35,000
Secondary offering and other shareholder activities(i)	165	—	1,864	—
Accretion of asset retirement obligation(j)	724	731	2,638	2,413
Consolidated income (loss) before income taxes	$44,964	$65,670	$113,874	$106,027
(a)Interest expense, net presented in this reconciliation for the three months and year ended December 31, 2023 has been adjusted to conform to the current year presentation to include interest expense, net on Term Loan B due 2026 attributable to the loan proceeds that were used to fund the $408.0 million Illinois EO litigation settlement.
(b)Includes depreciation of Co-60 held at gamma irradiation sites. The three months and year ended December 31, 2024 excludes accelerated depreciation associated with business optimization activities.
(c)Represents share-based compensation expense to employees and Non-Employee Directors.
(d)Represents the write-off of unamortized debt issuance costs and discounts, as well as certain other costs incurred related to the Refinancing Term Loans and the Secured Notes. The year ended December 31, 2024 also includes $0.7 million of debt refinancing costs related to Amendment No. 3 to the Senior Secured Credit Facilities.
(e)Represents the effects of (i) fluctuations in foreign currency exchange rates and (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion.
(f)Represents (i) certain costs related to acquisitions and the integration of recent acquisitions, (ii) the earnings impact of fair value adjustments (excluding those recognized within amortization expense) resulting from the businesses acquired, (iii) transition services income and non-cash deferred lease income associated with the terms of the divestiture of the Medical Isotopes business in 2018, (iv) professional fees and other costs associated with business optimization, cost saving and other process enhancement projects, and (v) professional fees, payroll costs, and other costs, including ongoing lease and utility expenses associated with the closure of the Willowbrook, Illinois facility. The year ended December 31, 2023 includes a $1.0 million cancellation fee received from a tenant in connection with the termination of an office space lease at the Nordion facility.
(g)Represents litigation and other professional fees associated with our EO sterilization facilities. Amounts presented for the three months and year ended December 31, 2023 have been adjusted to exclude interest expense, net associated with Term Loan B due 2026 attributable to the loan proceeds that were used to fund the $408.0 million Illinois EO litigation settlement.
(h)Represents the cost to settle 79 pending EO claims in Georgia under a settlement entered into on December 21, 2023.
(i)Represents expenses incurred in connection with secondary offerings of our common stock that closed on March 4, 2024 and September 6, 2024 and legal, consulting, and other fees associated with shareholder engagement.
(j)Represents non-cash accretion of asset retirement obligations (“ARO”) related to Co-60 gamma and EO processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities and are accreted over the life of the asset.

Sotera Health Company
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	As of December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents, including restricted cash	$278,865	$301,654
Accounts receivable, net	140,327	147,696
Inventories, net	49,158	48,316
Other current assets	57,687	59,578
Total current assets	526,037	557,244
Property, plant, and equipment, net	1,036,892	946,914
Operating lease assets	27,551	24,037
Other intangible assets, net	317,653	416,318
Goodwill	1,081,073	1,111,190
Other assets	82,442	74,717
Total assets	$3,071,648	$3,130,420
Liabilities and equity
Total current liabilities	$191,002	$230,654
Long-term debt, less current portion	2,208,100	2,223,674
Other noncurrent liabilities	198,135	167,904
Deferred income taxes	69,500	64,454
Total liabilities	2,666,737	2,686,686
Total equity	404,911	443,734
Total liabilities and equity	$3,071,648	$3,130,420

Sotera Health Company
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Year Ended December 31,
	2024	2023
Operating activities:
Net income	$44,398	$51,376
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Non-cash items	222,400	204,177
Changes in operating assets and liabilities	(42,634)	(403,285)
Net cash provided by (used in) operating activities	224,164	(147,732)
Investing activities:
Purchases of property, plant and equipment	(179,070)	(214,975)
Other investing activities	74	69
Net cash used in investing activities	(178,996)	(214,906)
Financing activities:
Proceeds from revolving credit facility and long-term borrowings	2,259,350	500,000
Payment of revolving credit facility	—	(200,000)
Payments of long-term borrowings	(2,264,373)	(2,500)
Payments of debt issuance costs and prepayment premium	(32,071)	(25,645)
Buyout of leased facility	(6,736)	—
Shares withheld for employee taxes on equity awards	(4,428)	(4,089)
Other financing activities	(2,306)	(1,807)
Net cash (used in) provided by financing activities	(50,564)	265,959
Effect of exchange rate changes on cash and cash equivalents	(17,393)	2,039
Net increase in cash and cash equivalents, including restricted cash	(22,789)	(94,640)
Cash and cash equivalents, including restricted cash, at beginning of period	301,654	396,294
Cash and cash equivalents, including restricted cash, at end of period	$278,865	$301,654

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$179,924	$173,842
Cash paid during the period for income taxes, net of tax refunds received	65,829	50,210
Purchases of property, plant and equipment included in accounts payable	10,180	16,720

Sotera Health Company
Non-GAAP Financial Measures
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net income	$12,323	$38,681	$44,398	$51,376
Amortization of intangible assets	19,640	20,058	79,377	81,348
Share-based compensation(a)	8,173	8,229	36,896	32,364
Loss on refinancing of debt(b)	8	—	24,168	—
Loss (gain) on foreign currency and derivatives not designated as hedging instruments, net(c)	4,147	(3,011)	2,448	(1,552)
Business optimization expenses(d)	4,470	392	7,504	7,662
Professional services and other expenses relating to EO sterilization facilities(e)	10,337	11,362	32,694	45,312
Georgia EO litigation settlement(f)	—	—	—	35,000
Secondary offering and other shareholder activities(g)	165	—	1,864	—
Accretion of asset retirement obligations(h)	724	731	2,638	2,413
Income tax benefit associated with pre-tax adjustments(i)	(1,246)	(10,057)	(33,487)	(49,597)
Adjusted Net Income	58,741	66,385	198,500	204,326
Interest expense, net(j)	40,960	42,653	164,691	142,878
Depreciation(k)	19,346	20,664	82,420	76,577
Income tax provision applicable to Adjusted Net Income(l)	33,887	37,046	102,963	104,248
Adjusted EBITDA(m)	$152,934	$166,748	$548,574	$528,029

Net Revenues	$290,203	$310,239	$1,100,441	$1,049,288
Adjusted EBITDA Margin	52.7%	53.7%	49.9%	50.3%
Weighted average number of shares outstanding
Basic	283,260	281,335	282,784	281,008
Diluted	285,817	283,339	284,906	283,222
Earnings (loss) per share
Basic	$0.04	$0.14	$0.16	$0.18
Diluted	0.04	0.14	0.16	0.18
Adjusted earnings per share
Basic	$0.21	$0.24	$0.70	$0.73
Diluted	0.21	0.23	0.70	0.72
(a)Represents share-based compensation expense to employees and Non-Employee Directors.
(b)Represents the write-off of unamortized debt issuance costs and discounts, as well as certain other costs incurred related to the Refinancing Term Loans and the Secured Notes. The year ended December 31, 2024 also includes $0.7 million of debt refinancing costs related to Amendment No. 3 to the Senior Secured Credit Facilities.
(c)Represents the effects of (i) fluctuations in foreign currency exchange rates and (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion.
(d)Represents (i) certain costs related to acquisitions and the integration of recent acquisitions, (ii) the earnings impact of fair value adjustments (excluding those recognized within amortization expense) resulting from the businesses acquired, (iii) transition services income and non-cash deferred lease income associated with the terms of the divestiture of the Medical Isotopes business in 2018, (iv) professional fees and other costs associated with business optimization, cost saving and other process enhancement projects, and (v) professional fees, payroll costs, and other costs, including ongoing lease and utility expenses associated with the closure of the Willowbrook, Illinois facility. The year ended December 31, 2023 includes a $1.0 million cancellation fee received from a tenant in connection with the termination of an office space lease at the Nordion facility.
(e)Represents litigation and other professional fees associated with our EO sterilization facilities. Amounts presented for the three months and year ended December 31, 2023 have been adjusted to exclude interest expense, net associated with Term Loan B due 2026 attributable to the loan proceeds that were used to fund the $408.0 million Illinois EO litigation settlement.
(f)Represents the cost to settle 79 pending EO claims in Georgia under a settlement entered into on December 21, 2023.
(g)Represents expenses incurred in connection with secondary offerings of our common stock that closed on March 4, 2024 and September 6, 2024 and legal, consulting, and other fees associated with shareholder engagement.
(h)Represents non-cash accretion of ARO related to Co-60 gamma and EO processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities and are accreted over the life of the asset.
(i)Represents the income tax impact of adjustments calculated based on the tax rate applicable to each item. We eliminate the effect of tax rate changes as applied to tax assets and liabilities and unusual items from our presentation of adjusted net income.

(j)Interest expense, net presented in this reconciliation for the three months and year ended December 31, 2023 has been adjusted to conform to the current year presentation to include interest expense, net on Term Loan B due 2026 attributable to the loan proceeds that were used to fund the $408.0 million Illinois EO litigation settlement.
(k)Includes depreciation of Co-60 held at gamma irradiation sites. The three months and year ended December 31, 2024 excludes accelerated depreciation associated with business optimization activities.
(l)Represents the difference between the income tax provision/benefit as determined under U.S. GAAP and the income tax benefit associated with pre-tax adjustments described in footnote (i).
(m)$24.1 million and $24.4 million of the adjustments for the three months ended December 31, 2024 and 2023, respectively, and $97.1 million and $94.1 million of the adjustments for the year ended December 31, 2024 and 2023, respectively, are included in cost of revenues, primarily consisting of amortization of intangible assets, depreciation, and accretion of asset retirement obligations.

Sotera Health Company
Non-GAAP Financial Measures
(in thousands, except Net Leverage)
(unaudited)

	Year Ended December 31,
	2024	2023
Current portion of long-term debt	$14,803	$4,797
Long-term debt	2,208,100	2,223,674
Current portion of finance leases	2,923	8,771
Finance leases less current portion	95,286	63,793
Total Debt	2,321,112	2,301,035
Less: cash and cash equivalents	(277,242)	(296,407)
Net Debt	$2,043,870	$2,004,628

Adjusted EBITDA	$548,574	$528,029
Net Leverage	3.7x	3.8x